Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-163554 on Form S-3 of our report dated April 3, 2009 (December 7, 2009 as to the retrospective adoption of SFAS No. 160 described in Note 3), relating to the balance sheet of Eagle Rock Energy GP, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective application of Statements of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51) appearing in the Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. filed December 7, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
January 29, 2010